Exhibit 14

Code of Conduct and Business Ethics

The purpose of this code

The honesty, integrity and sound judgment of our directors, officers and employees is fundamental to the reputation and success of Bar Harbor Bankshares (the "Company").

In order to promote and assure the proper and ethical performance of its business and to maintain the confidence of the public and our stockholders in the Company, the Board of Directors has adopted the following Code of Conduct and Business Ethics (the "Code") as a set of expectations and a guide for all directors, officers and employees. The Company believes that it is essential for all directors, officers and employees to avoid those improper activities (or activities that could give the impression of impropriety) that could damage the Company's reputation and lead to adverse consequences for the Company or for the individuals involved. All directors, officers and employees are expected to be familiar with this Code and to seek guidance on any matters that from time to time are unclear.

I. Honest and candid conduct

Each director, officer and employee is expected to perform his or her duty to the Company with integrity and by adhering to high standards of business ethics. Such standards include being honest and candid with stockholders, with customers, with regulators and with each other, while still maintaining confidential information consistent with Company policies.

II. Compliance with laws, rules and regulations

Obeying the law, both in letter and in spirit, is one of the foundations on which the Company's ethical policies are built. All directors, officers and employees must respect and obey all applicable governmental laws, rules and regulations. Although not all directors, officers and employees are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from one's senior managers or outside professionals. All directors, officers and employees are expected to seek guidance whenever the legal context of any activity is in doubt.

III. Integrity of Records

The integrity, reliability and accuracy of the Company's books, records, and financial statements is fundamental to the Company's business success. Employees, officers and directors must comply with all internal control procedures established by the Company for the safeguarding of assets and proper reporting and disclosure of financial information.

No director, officer or employee may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no director, officer or employee may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, officers and employees who have a responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company's books and records.

IV. Trading in Company stock

The Company believes that it is important for directors, officers and employees to invest in the Company's stock, if they are financially able and can make an informed investment decision. Such investments reflect confidence in the Company's business strategy and its ability to compete. Such investments inspire confidence among the Company's independent investors and the community. However, great care must be taken when insiders make such investments.

Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except for the conduct of the Company's business. All non-public information about the company should be considered confidential in this context. To use non-public information for personal benefit or to "tip" another person or party, including family members, who might make an investment decision based upon this confidential information is unethical, in violation of this code, and also illegal. The consequences of such improper trading activity can be severe including fines, civil judgments as well as criminal sanctions against the individuals involved, as well as severe damage to the credibility and reputation of the Company.

Directors, officers and employees are expected to exercise great care and discretion when trading in Company stock and are reminded to consult with the CFO (Mr. Shencavitz) or the Company's Clerk (Mrs. Sawyer) to ensure that all protocols for timing and reporting stock trades are followed.

V. Background checks and insurance bonding

The Company is a provider of banking and financial services and its conduct and performance is subject to intense regulatory oversight. In addition, because the relationship between the Company and its customers is built on trust, the Company must ensure that its directors, officers and employees reflect the highest ethical standards. To that end, all prospective directors, officers and employees are subject to appropriate background checks as a condition of appointment or employment. In addition, a blanket surety bond covers all directors, officers and employees. Any director, officer or employee who becomes uninsurable under this bond must terminate his or her relationship with the Company.

VI. Compliance with the Federal Bank Bribery Law of 1985

In general, it is both illegal and against company policy for any director, officer, or employee to solicit, for themselves or for another, anything of value from anyone in return for a business service or confidential information of the Company or to accept anything of value in connection with the business of the Company, either before or after a transaction is discussed or consummated. The Act prohibits gifts given, offered, solicited or accepted with the intent to influence or be influenced. Ultimately a director, officer, or employee cannot be certain as to another's intention in offering or making a gift. Consequently, a director, officer, or employee must exercise great caution in acceptance of any gift and no gift or entertainment should ever be offered, given, or provided except as described below. Gifts Permitted _ The Company recognizes in the ordinary course of doing business, directors, officers, and employees, without risk of corruption, may accept something of nominal value ($50.00 or less) from those doing or seeking to do business with the Company. The most common examples are business luncheons, flowers, the holiday season gift, or thank you gift from a customer.

Other exceptions are described below when directors, officers, and employees may accept things of value in connection with Company business. Gifts, gratuities, amenities or favors may be accepted for any amount from family members or friends when the circumstances make it clear that it is those relationships, rather than in connection with any business of the Company, which are the motivating factors.

Meals, refreshments, travel arrangements, accommodations or entertainment, all of nominal value, may be accepted in circumstances that are clearly a business expense under the Internal Revenue Service regulations, facilitate business discussions or foster better business relations, provided the expenses would be paid by the Company as a reasonable business expense if not paid by another party.

Advertising or promotional material of nominal value may be accepted, such as pens, pencils, note pads, key chains, calendars, and similar items generally available to all vendor clients.

Discounts or rebates on merchandise or services may be accepted that do not exceed those available to other customers.

Civic, charitable, educational or religious organizational awards of nominal value may be accepted for recognition of service and accomplishment.

Loans from other banks or financial institutions may be accepted on customer terms to finance proper and usual activities of Company directors, officers, and employees.

Gifts of nominal value may be accepted relating to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, new baby, christening, bar or bat mitzvah. Reporting of Unusual Gifts _ Directors, officers, and employees who are offered or receive something of value outside the scope of this Policy are required to make a written report of all relevant facts about the gift to the Human Resource Office. Moreover, the Human Resource Office shall maintain these written reports and review them with the Chief Executive Officer and the Board of Directors to determine what has been offered or what has been accepted is reasonable and does not threaten the integrity of the individual or the Company.

VII. Conflicts of Interest

A conflict of interest occurs when a person's private interests interfere in any way, or appear to interfere, with the interests of the Company or its customers. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively or effectively. Conflicts of interest may also arise when a director, officer or employee or a member of his or her family, receives improper personal benefits as a result of his or her position at the Company.

However, it is customary and routine for directors, officers and employees and their families to do business with a local community bank such as the Company. The Company encourages such relationships as beneficial to both the Company and the customer so long as the relationships are fair, reasonable and conducted on terms and conditions generally available to those afforded to any similar customer.

Generally, employees are prohibited from being in a position to supervise, review or have any influence on the job evaluation or salary of their close relatives. Directors, officers or employees who have family members or friends working for the Company or for businesses seeking to provide goods or services to the Company may not use their personal influence to affect negotiations. Employees who have relatives or friends that work for competitors, and where such relationships might present a conflict of interest, should bring this fact to the attention of their immediate supervisors.

Because it is almost always a conflict of interest for a company employee to work simultaneously for a competitor, customer or supplier, no Company officer or employee may work for or serve as a consultant to a customer or supplier without express written permission from the company.

Officers and employees may not borrow from customers or suppliers except from those whose normal business includes lending, and any such borrowing must be at market rates.

Officers and employees should not process financial transactions in which they have a personal interest. Personal interest means the employee or their immediate family members. These transactions must be handled by another authorized but disinterested officer or employee.

Officers and employees may not accept a legacy or gift from a customer of the Company under a will or trust instrument unless there is an immediate family relationship. Officers and employees functioning in the trust department may not be executor, executrix, trustee, or have any fiduciary responsibility with respect to any accounts unless there is an immediate family relationship.

Any director, officer or employee who is uneasy about a situation that might present a conflict of interest should seek clarification from the Company's Code of Ethics Coordinator, the SVP of Human Resources.

VIII. Fair dealing

The Company is committed to promoting the values of honesty and fairness in the conduct of its business and seeks a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal fairly with the Company's customers, suppliers and competitors and are strictly prohibited from: Making any false or misleading statements to customers or suppliers; Personally benefiting from opportunities that are discovered through the use of the Company's property, contacts, information or position; Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with his or her performance of employment or duties at the Company; Offering something of value to someone that he or she transacts business with if the benefit is not otherwise available to similarly situated Company customers or suppliers under the same conditions. The Company will not pay any bribe, or kickback, to anyone, including customers and their families or their agents to facilitate the sale of the Company's products and services. Should such payments be requested from any director, officer or employee, the Company's CEO or SVP of Human Resources should be contacted immediately.

The Company has a long history and a strong reputation as an honest and ethical business competitor. The Company does not seek a competitive advantage by using a competitor's confidential information, by misrepresentation of facts, or by speaking unflatteringly of the competitors or their employees. Directors, officers and employees who engage in such practices, however beneficial to the Company's business, are in violation of this code.

IX. Confidential and proprietary information

One of the most important provisions of this code covers the topic of confidentiality.

This code strictly prohibits the use of confidential information about the Company or its businesses, its customers, suppliers, directors, officers or employees for personal benefit or disclosing such information to others outside of normal duties. Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company, its business partners or its customers except when such disclosure is authorized by the Company or is legally required.

Confidential information includes: information marked "confidential" or "for internal use only"; business or marketing plans; Company earnings projections; personnel information; customer lists or customer account information; other nonpublic information that if disclosed might be of use to the Company's competitors or otherwise harmful to the Company or its customers and business partners.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends. Social interactions with former directors, officers and employees of the Company present a special risk to the preservation of confidential information. Such persons once had access to confidential Company information but no longer enjoy that right and current directors, officers and employees must take special care not to disclose or discuss confidential information with former colleagues however innocently intended.

Upon voluntary or involuntary termination, each director, officer or employee agrees to deliver promptly to the Company all memoranda, files, notes, records, disks, manuals or other documentation, including all copies of same containing confidential information, whether compiled by the director, officer or employee or furnished by any source while this relationship existed.

All directors, officers and employees are subject to the requirements of the Gramm-Leach-Bliley Act of 1999, which requires the Company to maintain administrative, technical and physical safeguards to protect sensitive customer information. The Company requires all directors, officers and employees to participate in annual training seminars to maintain acquaintance with the requirements of this legislation and the Company's information security program.

X. Cooperation with legal and regulatory authorities

It is the policy of the Company to cooperate fully, to the extent permitted by law, with any and all regulatory activities, examinations or investigations promulgated by the SEC, FDIC, Federal Reserve Bank or the Maine Bureau of Financial Institutions. From time to time, these regulatory bodies seeking information regarding the Company's activities may consult directors, officers and employees. The Company expects and requires every director, officer and employee to answer such inquiries forthrightly and honestly.

It is also the policy of the Company to cooperate with any governmental investigation to the extent permitted by law. If anyone in the Company becomes aware that such an investigation is planned or underway, he or she should inform the Company CEO so that appropriate legal counsel can be obtained before any actions are taken. Any employee who receives a subpoena requesting information should refer to the Company's policy manual for information on how to proceed. Regardless of the matter under investigation, no director, officer or employee shall destroy any Company documents to avoid disclosure; alter any existing Company documents or records; lie or make misleading statements to any government investigator; or cause any other Company employee to provide false information.

XI. Corporate news and information

The offices of the CEO, CFO or SVP of Marketing, or a designated senior officer will handle all statements to the various communications media concerning the Company's business. In particular, no information regarding the financial performance of the Company will be shared with any person unless it has been published in reports to the shareholders or through an authorized press release. Release of Company financial performance information is limited to the CEO and CFO.

XII. Political activities

The Company will not make any contribution to any political party or to any candidate for political office in support of such candidacy except as provided in this policy and permitted by law.

The U.S. federal law strictly controls corporate involvement in the federal political process. This policy is not intended to prevent the communication of Company views to legislators, governmental agencies, or to the general public with respect to existing or proposed legislation or governmental policies or practice affecting business operations.

To avoid any misinterpretation or endorsement, directors, officers, and employees participating in political activities do so as individuals and not as representatives of the Company. Personal political interests and activities must be pursued on personal time and not interfere with work or that of other directors, officers, and employees.

Directors, officers and employees are prohibited from making personal political contributions in the name of or on behalf of the Company except for donations made through recognized political action committees approved by the Company.

XIII. Rendering legal advice

Customers of the Company and other individuals sometimes seek advice from the Company's directors, officers and employees regarding the legal effect of a transaction. The Company recognizes the exclusive authority of trained and licensed individuals to practice law and to deliver such advice. Directors, officers and employees are cautioned to avoid making any statements that could be interpreted as giving legal advice.

XIV. Compliance with corporate expense policies

Receipts and disbursements must be fully and accurately described on the Company's books and records. No director, officer or employee shall request or approve any payment that is to be used for a purpose that is not reflected in the documents supporting the payment. No invoices or expense reimbursement documents believed to be false or fictitious may be paid or submitted. All expense reimbursements must be for corporate purposes only.

XV. Reporting and accountability for this code

Any director, officer or employee who is requested to engage in any activity, which is or may be, contrary to this Code, must promptly report such information to their senior manager, the SVP of Human Resources, the Chief Executive Officer, or the Chairman of the Board.

Any director, officer or employee who acquires information that gives that director, officer or employee reason to believe that any other director, officer, or employee is engaged in conduct forbidden by the Code must promptly report such information to their senior manager, the SVP of Human Resources, the Chief Executive Officer or Chairman of the Board. The Chairman of the Audit Committee will be immediately informed and involved, if applicable.

Any director, officer or employee may raise concerns of unethical or otherwise inappropriate activity without fear of retribution or retaliation.

Failure to report violations of the Code or illegal or unethical behavior can itself be considered a violation of the Code and subject to disciplinary action.

The Company's Chief Executive Officer, Director of Human Resources, or Audit Committee, as the case may be, will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

For the purposes of administering this Code, the Code Coordinator is the Senior Vice President of Human Resources, Marsha C. Sawyer. The Chairman of the Audit Committee also maintains a private mail and email address to receive confidential concerns about the Company's practices. These addresses are listed in the policy section of the Employee Handbook.

XVI. Waiver of this Code

Although unlikely, from time to time the Company may waive one or more provisions of this code in unusual circumstances. Only the Board of Directors may authorize a waiver of this code to benefit an executive officer or director. Any such waiver must be promptly disclosed as required by the SEC on a Form 8k, within five days of the waiver. Only the Code of Ethics Coordinator, Marsha C. Sawyer, Senior Vice President, Human Resources, can authorize a waiver for other employees or officers.

XVII. Annual Reaffirmation of this Code

The Company will insure that information in the Code is relayed to officers and employees in periodic training. Every director, officer and employee will confirm or reconfirm his or her understanding and adherence to this code in writing once each year. This confirmation will represent: that each bank director, officer and employee has read this Code of Conduct and Business Ethics; that it is fully understood; that he or she will comply with its requirements; that he or she is unaware of any violation on the part of any other person or party which has not been properly disclosed.

All managers and supervisors are responsible for reviewing this Code with their staff each time a new edition of this Code is published.

As approved by Board of Directors 12/20/2005.